Exhibit 99.1

Titan Pharmaceuticals to Raise $10 Million in Registered Direct Offering of Common Stock

Thursday March 16, 7:30 am ET

SOUTH SAN FRANCISCO, Calif., March 16 /PRNewswire-FirstCall/ — Titan Pharmaceuticals, Inc. (Amex: TTP - News) today announced that it has obtained commitments to purchase shares of its common stock in a registered direct offering for gross proceeds of approximately $10 million. Under the terms of the transaction, Titan will sell approximately 3,077,000 shares of its common stock at $3.25 per share to select institutional investors. The closing of the offering is expected to take place on March 20, 2006, subject to the satisfaction of customary closing conditions.

Rodman & Renshaw, LLC acted as placement agent for the transaction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from Rodman & Renshaw, LLC at 1270 Avenue of the Americas, 16th Floor, New York, New York 10020.

A shelf registration statement relating to these securities was declared effective by the Securities and Exchange Commission on February 17, 2004. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (Amex: TTP - News) is a biopharmaceutical company focused on the development and commercialization of novel treatments for central nervous system disorders, cardiovascular disease, bone disease and other disorders. Titan’s products in development utilize novel technologies that have the potential to significantly improve the treatment of these diseases. Titan also establishes partnerships with government institutions and other leading pharmaceutical development companies. For more information, please visit the Company’s website at http://www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets and the Company’s ability to obtain additional financing if necessary. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

Source: Titan Pharmaceuticals, Inc.